EXHIBIT 99.1

United Health Products Announces Equity Financing Agreement and Provides Corporate Update

Mesquite, Nevada – September 6, 2022 – United Health Products, Inc. (OTCPK: UEEC), (UHP) today announced that it has entered into a common stock purchase agreement to sell up to $10 million of shares to White Lion Capital, LLC (White Lion), a California-based institutional investor. Under the terms of the purchase agreement, UHP will have the right, in its sole discretion, to sell shares to White Lion over a 36-month term. Any common stock sold to White Lion will occur at a purchase price derived from the prevailing market prices of the company’s common stock at the time of each sale. The company will control the timing and amount of any shares of common stock sold to White Lion, and White Lion is obligated to make purchases at quantities and prices in accordance with the purchase agreement when requested. UHP’s ability to make common stock purchase requests is subject to customary limitations and conditions in the stock purchase agreement, including the registration of the resale of the shares on behalf of White Lion under a registration statement to be filed with the SEC on Form S-3.

Separately, the previously announced payments of approximately $1 million to be received by UHP from a former executive of the company have been modified such that the company has received approximately $200,000 and 2,000,000 shares of its common stock are being returned to the company. These shares will be available for reissuance under the above agreement with White Lion.

The proceeds of any sale of common stock to White Lion will be used for general corporate purposes including the establishment of a manufacturing operation for the company’s HemoStyp hemostatic gauze product and the completion of all remaining elements of the FDA Premarket Approval application, and to advance the development of powder and gel formats of the company’s patented Neutralized Oxidized Regenerated Cellulose (NORC) hemostatic agent.

Regarding the company’s previously disclosed legal action relating to the audit of its 2017 financial statements, on August 31, 2022 the company and the defendant in this litigation entered into a settlement agreement under which, among other provisions, UHP will receive a cash payment this month.

Brian Thom, UHP’s Chief Executive Officer, commented: “The resolution of this outstanding litigation, combined with the White Lion transaction and the settlement of payments from our former executive, will provide the company with over $1 million in capital to advance its business plan without diluting shareholders.”

Regarding the company’s FDA PMA application process, UHP continues to work with its intended manufacturing partner and its regulatory consultant, Regulatory Compliance Associates, to establish production and complete all necessary documentation. UHP is auditing the production facility as well as its documentation and employee training processes, among other elements of the partner’s operations. The company’s manufacturing equipment will commence production, allowing for the completion of Standard Operating Procedure and Design Control documentation, and the development of the Design Transfer process that will transfer detailed product design information to the manufacturing partner. It is anticipated that the completion of the audit process, establishment and inspection of gauze production, drafting of associated documentation, and testing of product to ensure conformance with previous product specifications will be completed within 60 days. In the interim, the company will continue to provide updates on achievement of milestones in this process.

There can be no assurance that the company’s PMA application will be approved.

Investor relations:

475.755.1005

Philippe Niemetz

212 344-6464

p.niemetz@panconsultants.com

About United Health Products -- United Health Products develops, manufactures and markets HemoStyp™, a patented Neutralized Oxidized Regenerated Cellulose (NORC) hemostatic agent. HemoStyp is an all-natural product designed to control bleeding. UHP currently offers a suite of hemostatic products to the dental, veterinary and consumer markets, and is focused on gaining approval to access the human surgical market.

For more information on UHP visit: www.unitedhealthproductsinc.com or contact the company at info@unitedhealthproductsinc.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipates” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.

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